Exhibit 10.2

Invesco Ltd.
Two Peachtree Pointe
1555 Peachtree Street, N.E.
Atlanta, GA 30309
Telephone +1 404 479 1095
www.invesco.com

February 14, 2023

Gregory McGreevey

Dear Greg:

This letter is to confirm discussions regarding your retirement from Invesco Ltd. and its subsidiaries (collectively, the “Company” or “Invesco”). Your role as Senior Managing Director – Investments concluded as of February 8, 2023, at which time you became an advisor to Mr. Wong and Ms. Butcher through March 31, 2023.

Other than your continued service on the Board of Directors of Invesco Mortgage Capital Inc., you will be placed on paid administrative leave (commonly referred to as garden leave) commencing April 1, 2023 and commencing upon that date will no longer have any further duties for the Company other than those set forth in this letter agreement.

Your employment with the Company will conclude on the earlier to occur of (i) one business day prior to any Public Company Board Service Activities (as defined below) and (ii) October 1, 2023 (with October 1, 2023 being your “Retirement Date”).
You and the Company have agreed upon the following:

1.You will continue to receive your current salary until your Retirement Date. The salary payments are in lieu of any form of notice you or the Company is required to give and each of you and the Company waive any such provision. In the event your Retirement Date is prior to October 1, 2023, the Company will pay you or your estate any remaining unpaid salary for the period from your Retirement Date to October 1, 2023, as soon as administratively feasible after your Retirement Date.
2.In respect of the calendar year 2022, your cash bonus will be $2,015,603 which will be paid in accordance with Invesco’s normal payment practices at the end of February 2023.

3.Likewise, in respect of the calendar year 2022, your time-based equity award will be $1,223,759 and your performance-based equity award will be $1,835,638. They will be awarded in accordance with Invesco’s normal practices as of the end of February 2023.
4.In addition, you will receive a one-time cash payment of $1,575,000 as incentive compensation in respect of calendar year 2023 to be paid in accordance with the Company’s normal payroll practices promptly (but no later than 30 days) after your Retirement Date.
5.As of April 15, 2024, you will also receive accelerated vesting of (i) all of your unvested equity awards (with vesting of all performance-based awards being at 100% of the performance criteria), including the awards made in respect of calendar year 2022 referenced in Paragraph 3 above, but not including awards that vest as of February 28, 2023, which shall vest in accordance with their terms as of February 28, 2023.
6.The payments and actions referenced in Paragraphs 1 through 5 are conditioned upon (i) your execution of the Discretionary Vesting Agreement shortly before your Retirement Date, in the form attached hereto as Exhibit A (with you and the Company acknowledging the table in paragraph 1 thereof will need to be updated prior to being signed to (a) include the awards made in respect of calendar year 2022 referenced in Paragraph 3 of this letter agreement that are not already accounted for in the Discretionary Vesting Agreement and (b) vesting that will occur in February 2023 and (ii) until your Retirement Date, your continued cooperation to ensure a smooth and comprehensive transition of all your duties, responsibilities and outstanding items to your named successors and other employees the Chief Executive Officer and/or Chief Human Resources Officer of the Company may designate from time-to-time.
7.You will not receive any severance payments as you are retiring from the Company.
8.In the event of your death or disability prior to the Retirement Date, the Company will pay all amounts owing under this letter agreement to your estate as if you had served as an employee with the Company until the Retirement Date.
9.The Company will apply standard tax and other applicable withholdings to the payments made to you pursuant to this letter agreement.
10.Your existing health and welfare benefits coverage for which you are enrolled will be maintained until your Retirement Date. Karen Johnston, Head of Benefits, will work with you on any questions about your benefit arrangements. She will also identify which benefits will cease at your retirement and which may be portable if you would like to continue these at your expense.
11.By accepting the benefits contained in this letter agreement, you covenant that
(i)during your continued employment with the Company, you will not serve as an officer, director, partner, employee, agent, consultant or independent contractor of any third party organization (other than a charitable organization) without the prior written consent of the Chief Human Resources Officer and in the event you commence service on the Board of Directors of a company whose stock is publicly listed on a stock exchange (“Public Company Board Service Activities”), your employment with the Company will terminate as set forth in clause (i) of the third introductory paragraph of this letter agreement, and
(ii)for a period of twenty-four (24) months from your Retirement Date, you will not serve as an officer, director, partner, employee, agent, consultant or independent contractor of any company listed on Exhibit B to this letter agreement without the prior written consent of the Chief Executive Officer of the Company.
12.In the event of any conflict between the terms of this letter agreement and the Discretionary Vesting Agreement, on the one hand, and your equity award agreements, on the other hand, the provisions of this letter agreement and the Discretionary Vesting Agreement, as applicable, shall control.
13.You understand and agree that (i) the failure to fulfill the terms, conditions, covenants and agreements set out herein, in the Discretionary Vesting Agreement, and in your equity award agreements or (ii) your failure to abide by the policies of the Company during your continued employment and such failure potentially causing reputational harm to the Company may cause the Company to cease any further payments called for herein, to recover any payments already made herein, and to pursue any claims it deems appropriate.
Please carefully review the terms of your retirement package contained in this letter agreement and Discretionary Vesting Agreement. Please sign and return this letter agreement to Jennifer Krevitt, Chief Human Resources Officer. As stated above, you will need to sign and return the Discretionary Vesting Agreement shortly before your Retirement Date.

Sincerely,

/s/ Jennifer Krevitt

Jennifer Krevitt
Senior Managing Director and Chief Human Resources Officer
Invesco Ltd.

I hereby acknowledge that I understand and agree to the terms herein.

Gregory McGreevey

Signature: /s/ Gregory McGreevey

Date:        February 17, 2023

EXHIBIT A

Invesco Ltd.
Forfeiture Appeal Policy
Discretionary Vesting Agreement

This Discretionary Vesting Agreement (“Agreement”) is entered into between Gregory McGreevey (“you”) and the Company. For purposes of this Agreement, the term “Company” means Invesco Ltd., its subsidiaries and its and their respective successors and assigns, as applicable. Capitalized terms used in this Agreement that are not defined herein will have the meanings given to them in the Invesco Ltd. Forfeiture Appeal Policy (the “Forfeiture Appeal Policy”).

Under the terms and conditions of the Plan(s) and your Award Agreement(s), all of the unvested Awards previously granted to you will be forfeited upon your Termination of Service. Pursuant to the Forfeiture Appeal Policy, however, the Committee, in its sole discretion, has determined that your Awards will be treated as described in Section 1 of this Agreement in consideration of the release set forth in Section 4 of this Agreement (the “Release”) and if, and only if, you agree to and comply with (i) the nondisclosure, nonrecruitment, nonsolicitation and nondisparagement provisions set forth in Section 2 of this Agreement and (ii) the non-competition provisions set forth in Paragraph 11(ii) of your retirement letter (the “Retirement Letter”) dated February 17, 2023 (collectively, the “Post-Termination Provisions”). By signing this Agreement, you acknowledge that the Company has no preexisting obligation, contractual or otherwise, to treat your Awards as set forth in Section 1 of this Agreement and that the Company will treat your Awards as set forth in Section 1 of this Agreement only if you agree to the Release and you agree to comply with each and all of the Post-Termination Provisions.

The Company advises you to consult with an attorney prior to signing this Agreement. You have 21 days to consider whether to sign this Agreement (the “Consideration Period”). You must sign, date and return this Agreement to Pam Anthony via email to pamela.anthony@invesco.com within the Consideration Period. If you sign and return this Agreement before the end of the Consideration Period, it is because you freely chose to do so after carefully considering its terms. If you fail to sign, date and return this Agreement within the Consideration Period, the Company will have no obligation to make any payments to you under this Agreement.

Additionally, you shall have seven days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to Pam Anthony. This Agreement will become effective on the eighth day after you sign this Agreement provided you do not revoke this Agreement.

1. Treatment of Awards. Provided that you agree to the Release and comply with each and all of the Post-Termination Provisions, the Company will treat your Awards that would otherwise be forfeited upon your Termination of Service as follows:

Date of Grant	Plan Name	Unvested Awards Appealed	Determination of Committee

2/28/2019 2/28/2020 2/28/2021 2/28/2022	2016 GEIP
[.] shares, less the number of shares scheduled to vest as of February 28, 2023, plus the number of shares to be granted as of February 28, 2023 pursuant to the dollar amounts set forth in Paragraph 3 of the Retirement Agreement (rounded down to the nearest whole share, as applicable)

Accelerate all unvested Awards as of
April 15, 2024; awards to be settled in Invesco common shares

With respect to the performance-based Awards, as of retirement (i) such Awards to be converted to time-based awards at target, and (ii) accrued dividends to be paid at time of vesting. Following retirement, converted time-based Awards will be eligible for dividends on a current basis

Except as otherwise provided in this Agreement, your Awards will remain subject to all of the terms and conditions of the Plan(s) and Awards Agreement(s) under which they were granted. If you violate any of the Post-Termination Provisions, as determined by the Committee in its sole and absolute discretion acting in good faith, all of your unvested Awards will be immediately forfeited and the Company will have the rights of enforcement set forth in Section 3 of this Agreement.

2.    Post-Termination Provisions. To induce the Company to treat your Awards as described in Section 1 of this Agreement, you agree to comply completely with each and all of the following provisions of this Section 2 in every respect.

2.1. Nondisclosure. You agree that, at any time after your Termination of Service, you will not directly or indirectly use for yourself or any other business or disclose to any person any Confidential Information (as defined below) or Trade Secrets (as defined below) without the prior written consent of an executive officer of Invesco Ltd. “Trade Secret” means information with respect to the Company that is defined as a trade secret by applicable law and shall, to the extent allowed by law, be deemed to include all non-public or private customer information – including without limitation all information pertaining to customer identity, customer account numbers and/or assets in customer accounts. “Confidential Information” means all non-public or private information regarding the Company or its business or customers that is not recognized as a Trade Secret under applicable law. You also agree that the nature and terms of this Agreement are strictly confidential and you shall not disclose them at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an executive officer of Invesco Ltd., except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.
Nothing in this Agreement shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency, including but not limited to the Securities and

Exchange Commission, the Department of Labor or the Department of Justice, or from making disclosures that are otherwise protected under the whistleblower provisions of federal law or regulation.
2.2. Nonrecruitment; Nonsolicitation. You agree that, for a period beginning on the date that you sign this Agreement and ending on March 31, 2024, you will not directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of the Company with whom you worked or otherwise had Material Contact (as defined below) during your employment to leave the employ of the Company or otherwise lessen that party’s affiliation with the Company, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current or proposed client or customer of the Company with whom you had Material Contact during your employment for purposes of offering, providing or selling investment management products or services offered by the Company at the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf. For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a current or proposed client or customer if (i) you had business dealings with the current or proposed client or customer on behalf of the Company or (ii) you supervised or coordinated the dealings between the Company and the current or proposed client or customer.
2.3 Nondisparagement. You agree that, at any time after your Termination of Service, you will not directly or indirectly make any Unauthorized Comments. For purposes of this Section, the term “Unauthorized Comments” means any negative, derogatory or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any format (including books, articles or writings of any kind, as well as film, videotape, audio tape, computer/Internet format or other medium, including social media outlets and platforms) that concerns directly or indirectly the Company, its business or operations or any of its current or former agents, employees, officers, directors, customers or clients.
3.    Enforceability of Post-Termination Provisions. You acknowledge that the Company has agreed to treat your Awards as described in Section 1 of this Agreement in exchange for your compliance with the Post-Termination Provisions. You further acknowledge that the terms and scope of the Post-Termination Provisions are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the terms or scope of the Post-Termination Provisions or the consideration given for the Post-Termination Provisions. You and the Company agree that, if any portion of the Post-Termination Provisions is deemed to be unenforceable because any of the provisions are deemed too broad, the Post-Termination Provisions can be enforced in part, or an enforceable term can be substituted for an unenforceable term, or this Agreement can otherwise be modified in a manner that will enable the enforcement of the Post-Termination Provisions to the maximum extent permitted under applicable law.
3.1 If the Committee determines that you have failed to comply with any of the Post-Termination provisions, you will immediately forfeit all Awards granted to you that are unvested at that time. In addition, you agree that any breach of the Post-Termination Provisions will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief to enforce these provisions without the necessity of posting any bond. You also agree that you will be responsible for all damages incurred by the Company due to any breach of the Post-Termination Provisions of this Agreement and that the Company will be entitled to have you pay all costs and attorneys’ fees incurred by the Company in enforcing such Post-Termination Provisions. The Company’s rights under this Section 3.1 are in addition to, and not in lieu of, the recoupment obligations described in Section 3.2 of this Agreement.

3.2 You acknowledge that the Company will pay you the amounts described in Section 1 of this Agreement in exchange for your agreement to and compliance with the Post-Termination Provisions. Accordingly, you agree that if the Committee determines that you have violated the terms of the Post-Termination Provisions in any respect whatsoever, you will return to the Company the amounts you received pursuant to Section 1 of this Agreement, before federal, state, and local tax withholding. Repayments pursuant to this Section 3.2 shall be made within sixty (60) days after written demand for repayment is made by the Company. You agree that if you fail to repay the amounts described in Section 1, the Company may bring an action against you pursuant to Section 7 of this Agreement to enforce this Section 3.2 and that you will pay all costs, including arbitration and attorney’s fees, incurred by the Company in enforcing this Section 3.2. The repayment obligations described in this Section 3.2 are in addition to, and not in lieu of, the Company’s rights under Section 3.1 of this Agreement.

4.    Full and Final Release. To induce the Company to make the payment described in Section 1 of this Agreement, you, for yourself personally and your heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date you sign this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

5.    Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, (iv) enforcement of rights under this Agreement and/or your Retirement Letter, and (v) that cannot be released by private agreement.

6.    Relationship to Other Agreements. The Post-Termination Provisions of this Agreement are in addition to, and not in lieu of, any other agreements of the same or similar subject matter that you may have with the Company, including any employment agreements, severance agreements or Award Agreements (“Other Agreements”). The terms of all Other Agreements remain in full force and effect, as provided therein, and the Post-Termination Provisions are not intended to supersede or be merged with or be limited by the terms of any Other Agreement.

7.    Arbitration and Venue. Any and all disputes, claims and controversies between you and the Company arising out of or relating to this Agreement, or the breach thereof, including any breach of the Post-Termination Provisions, will be resolved by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Atlanta, Georgia. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction.

8.    Code Section 409A. It is the intention of the Company that the amounts payable under this Agreement either (i) will comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income thereunder or (ii) will be exempt from the requirements of Section 409A of the Code, and the terms of this Agreement will be interpreted, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, the Company will not be liable for any taxes, penalties or interest imposed with respect to any amounts paid or payable under this Agreement or any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code.

9.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without reference to any jurisdiction’s choice of law principles.

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This Agreement is entered into and shall become effective as of the date that it is signed by you and a representative of the Company.

____________________________________    ________________________________
Gregory McGreevey                    Date

Invesco Ltd.

____________________________________    ________________________________
By: Jennifer Krevitt                    Date
Senior Managing Director and
Chief Human Resources Officer